灼识咨询
China Insights Consultancy

86 21 2356 0288
86 21 2356 0299
www.cninsights.com

Carbon Zero Technologies International Inc.
Room 610, Block A, Bairuida Building
Banxuegang Avenue, Wanke City Community
Bantian Street, Longgang District
Shenzhen, China, 518100

April 28, 2026

Re: Consent of China Insights Consultancy

We understand that Carbon Zero Technologies International Inc. (the "**Company**") plans to file a registration statement on Form F-1 (the "***Registration Statement***") with the United States Securities and Exchange Commission (the "***SEC***") in connection with its proposed initial public offering (the "***Proposed IPO***").

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the "***Reports***"), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K, or other SEC filings (collectively, the "***SEC Filings***"), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
China Insights Industry Consultancy Limited

Name: Ruby Jiang
Title: Executive Director